Exhibit 10.40

NINTH AMENDMENT TO LEASE

THIS NINTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) dated as of June 20, 2020 is entered into between SSCOP DE LLC, a Delaware limited liability company (“Landlord”) and SONOMA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:

A.     Landlord (successor in interest to SSCOP PROPERTIES LLC, a Delaware limited liability company, successor in interest to 1125-1137 North McDowell, LLC, a Delaware limited liability company, successor in interest to RNM Lakeville, LP., a California limited partnership) and Tenant (formerly known as MicroMed Laboratories, Inc., a California corporation) previously entered into that certain Lease dated October 26, 1999, as amended by that certain First Amendment to lease dated September 15, 2000, as amended by that certain Second Amendment to Lease dated July 29, 2005, as amended by that certain Third Amendment to Lease dated August 23, 2006, as amended by that certain Fourth Amendment to Lease dated September 13, 2007, as amended by that certain Fifth Amendment to Lease dated May 18, 2009, as amended by that certain Sixth Amendment to Lease dated April 26, 2011, as amended by that certain Seventh Amendment to Lease dated October 10, 2012, and as amended by that certain Eighth Amendment to Lease dated June 23, 2016 (collectively, the “Lease”), pursuant to which Landlord leases to Tenant approximately Thirteen Thousand, Eight Hundred Forty (13,840) rentable square feet of space at 1129 North McDowell Boulevard, Petaluma, California 94954 (the Original “Premises”) located at 1125-1137 North McDowell Boulevard in Petaluma, California 94954 (the “Building”), as more particularly described in the Lease. The capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings given to such terms in the Lease.

B.	Landlord and Tenant now desire to amend the Lease as provided herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     Reduction Space. Tenant agrees to remove from the Original Premises Eight Thousand, One Hundred Thirty (8,130) rentable square feet of space as depicted on Exhibit A attached hereto (“Give Back Premises”) as of estimated July 1, 2020 (the “Reduction Date”). From and after the Reduction Date, the term “Premises” and/or Reduction Space shall mean and refer to the remaining Five Thousand, Seven Hundred Ten (5,710) rentable square feet of space. The Reduction Space will commence the same day the new lease commences for Infinity Labs SD, Inc.

2.     Surrender of Give Back Premises. As of the Reduction Date, Tenant shall vacate and surrender the Give Back Premises to Landlord in accordance with all of the provisions contained in the Lease regarding the surrender of the Premises upon the expiration or earlier termination of the Lease. From and after the Reduction Date, Tenant shall have no further rights or obligations with respect to the Give Back Premises under the Lease except for those that survive the expiration or earlier termination of the Lease.

1

3.	Base Rent. The Base Rent for the Reduction Space shall be as follows:

PERIOD	TOTAL MONTHLY BASE RENT PER SQUARE FOOT	MONTHLY NNN BASE RENT
Reduction Date – 9/30/2020	$0.90	$5,148.00
10/1/2020 – 9/30/2021	$0.93	$5,303.91
10/1/2021 – 9/30/2022	$0.96	$5,463.03
10/1/2022 – 9/30/2023	$0.99	$5,626.92
10/1/2023 – 9/30/2024	$1.01	$5,795.72

*Monthly Base Rent per square foot is rounded up to the nearest cent.

4.      Taxes and Operating Expenses. The estimated monthly allocation of Taxes and Operating Expenses for the remainder of the current calendar year is $2,006.00.

5.      Address Change. Tenant’s desires to maintain or create a new Tenant’s suite address after the completion of the changes in premises configuration. Such address change requires the application to and acceptance by the City of Petaluma, and involves payment of fees and submission of information which Landlord must furnish. Any expense in such process by Landlord shall be reimbursable by Tenant, along with a 4% management fee to Landlord.

6.      Tenant Requirements. Any and all moving costs, including but not limited to, signage changes, updates to utility metering, and lock changes and rekeying shall be at the sole cost and expense of Tenant.

7.      Tenant Improvements. Upon expiration or early termination of the Lease, Tenant will be responsible for all costs associated to remove the existing main door that separates 1127 and 1129 and convert to a permanent wall at Tenant’s sole cost and expense. Prior to any work taking place the tenant improvement scope outlined here will need to be reviewed and approved by both Landlord and the City of Petaluma.

8.      Building Percentage Share. Effective on the Reduction Date, Tenant’s Building Percentage Share shall be decreased to 9.75% (5,710 r.s.f. / 58,588 r.s.f.).

9.      Condition Precedent. It is a condition precedent to the effectiveness of this Amendment that Landlord enter into a fully executed lease agreement with Infinity Labs SD, Inc. for the Reduction Space prior to the Reduction Date.

10.   Costs of Tenant Improvements. Notwithstanding anything to the contrary in the Lease and except as otherwise specifically provided in this Amendment, Tenant shall be responsible, at its sole cost and expense, for the cost of changes to the Premises, the Building or the Project required

(or any such requirement is enforced) under any existing or future law, ordinance, regulation or requirement (including, without limitation, the Americans with Disabilities Act and Title 24 of the California Code of Regulations) of any governmental authority having jurisdiction over the Building as a result of any improvements or alterations to the Premises performed by or at the request of Tenant after the date of this Amendment.

2

11.   Prior Rights and Options. Tenant’s rights of first refusal, rights of first option, rights of early termination, rights or options to extend the Term of the Lease, and any similar rights or options under the Lease (collectively, the “Prior Rights”) are limited to those, if any, set forth in this Amendment. All of Tenant's Prior Rights set forth in the Lease, if any, shall be of no further force or effect.

12.   Entire Agreement. This Amendment, together with the Lease, represents the entire understanding between Landlord and Tenant concerning the subject matter hereof, and there are no understandings or agreements between them relating to the Lease or the Premises not set forth in writing and signed by the parties hereto. No party hereto has relied upon any representation, warranty or understanding not set forth herein, either oral or written, as an inducement to enter into this Amendment.

13.   Continuing Obligations. Except as expressly set forth to the contrary in this Amendment, the Lease remains unmodified and in full force and effect. To the extent of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

14.   Counterparts/Facsimile. This Amendment may be executed in counterparts and delivered via facsimile or electronically.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD: SSCOP DE LLC, a Delaware limited liability company	TENANT: SONOMA PHARMACEUTICALS, INC., a Delaware corporation

By:	G&W Ventures, LLC	By:	/s/ Bruce Thornton
a California limited liability company
	Its Manager		Name: Bruce Thornton

	By:/s/ Matthew T. White		Its: Executive VP
Matthew T. White,
Manager

4